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                                                                    EXHIBIT 23.2


                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Redstone Communications, Inc.:


We consent to the inclusion of our report dated June 28, 2000, except for the restatement referred to in Note 2(a), as to which the date is October 19, 2000, with respect to the balance sheet of Redstone Communications, Inc. (a development stage enterprise) as of April 27, 1999 and the related statements of operations, stockholders' deficit and cash flows for the period from January 1, 1999 to April 27, 1999 and for the cumulative period from inception (September 16, 1997) to April 27, 1999, which report appears in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-1.

/s/ KPMG LLP

Boston, Massachusetts
February 7, 2001